June 14, 2005


Mail Stop 0306


Mack V. Traynor, III  Chief Executive Officer and President
HEI, Inc.
Post Office Box 5000
1495 Steiger Lake Lane
Victoria, Minnesota  55386


Via U S Mail and FAX [ (952) 443-2668 ]


Re:	HEI, Inc.
	Form 10-K for the fiscal year ended August 31, 2004
	Forms 10-Q for the fiscal quarter ended November 27, 2004 and February 26, 2005
	File No. 0-10078


Dear Mr. Traynor:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant


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